                                                                  Exhibit 10(aa)



                                                                      HP Private


                             HEWLETT-PACKARD COMPANY
                          EXECUTIVE TRANSITION PROGRAM
                      GENERAL WAIVER, RELEASE AND AGREEMENT
                (Modified to include Enhanced Severance Package)


1. I understand that my employment with Hewlett-Packard Company ("HP") will end as set forth below and that I will be paid severance and other benefits according to the terms of this document and the Hewlett-Packard Executive Transition Program ("Transition Program") only if I sign and do not revoke this General Waiver, Release and Agreement ("Agreement"). I understand and agree that the terms of the Transition Program are incorporated by reference in this Agreement, and that but for this Agreement, I would not be entitled to any severance payments or other termination benefits from HP.

I further understand that in addition to benefits made available to me under the Transition Program, HP and I have negotiated an Enhanced Severance as follows:

a. On March 15, 2001 I will step down from my current management position. From that date and continuing through June 30, 2001, I will engage in such transition activities as HP may reasonably request. Commencing March 16, 2001 I will commence a terminal personal leave of absence which will end on my official retirement date of January 31, 2003. Except as noted in this document, such leave will be on the same terms and conditions as are generally made available to employees of HP granted personal leaves of absence. While on such leave, it is understood that I may seek, obtain, and engage in outside employment so long as such employment is approved by HP and consistent with HP's Standards of Business Conduct. I further understand that while on leave, I shall remain an employee of HP and shall be subject to the same expectations and standards that HP has for all of its employees in terms of conduct, behavior, loyalty and the like.

b. While on leave of absence, I shall receive a severance payment of $1,920,000.00 (1.5 times my base salary and bonus at target). This amount will be paid out in twenty-two equal monthly installments during my leave of absence. Should I accept employment during my leave which is not approved by HP, or which is inconsistent with HP's Standards of Business Conduct, or should I engage in conduct which would justify a termination for cause as that term is used in the Transition Program, I understand that my employment will be terminated, if such conduct, if curable, is not cured within thirty days after written demand by HP. In the event of such termination, all severance payments described in subparagraphs (b) and (d) hereof and other benefits contemplated by this Agreement shall cease and eligibility for benefits including, but not limited to medical care, vesting of options, etc. will be determined upon the same basis as would be the case for any employee whose employment is terminated for cause.

c. On January 31, 2003, I shall retire from HP, and I hereby tender my resignation effective on that date. Such tender shall become irrevocable once this Agreement becomes effective.

d. Following my retirement, I shall receive an additional severance payment of $3,000,000 which sum shall be paid out in equal installments over the twelve month period following my retirement provided I comply with the obligations set forth in paragraph 5 below.


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                                                                      HP Private


e. I will continue to receive HP paid financial counseling in calendar years 2001 and 2002 at $12,500 per year. In addition, I will be provided with one year HP paid financial counseling after retirement up to $25,000 for calendar year 2003 through April 15, 2004.

f. Exhibit A attached hereto is hereby incorporated in and made part of this General Waiver, Release and Agreement.

2.   With regard to Equity:

     i. Upon retirement, all non-qualified options (including discounted options) will be fully vested. As a retiree, I will have the lesser of the expiration date of the option or up to three years from the date of my retirement to exercise the options.

     ii. So long as I am on leave or qualify as a retiree, Restricted Stock (including retention bonus restricted stock) will continue to vest as normal and will be released at the scheduled dates when restrictions lapse. The prohibition against engaging in activities deemed to be a conflict of interest during the restriction period will continue.

     iii. Upon retirement, restricted shares, if any, in the Stock Purchase Plan will become unrestricted and the shares will be released to me subject to payment of taxes and other plan requirements.

     iv. Upon retirement, I will receive all benefits, including Retiree Medical, that are applicable to retirees subject to the requirements of the applicable plan(s).

     v. Upon retirement, sums held in the Executive Deferred Compensation Plan, Taxcap, and other plans will be paid out in accordance with the terms of the plan(s).

     vi. Following retirement, I understand that HP will provide me with one year of paid financial counseling up to a total of twenty-five thousand dollars provided I otherwise comply with the terms of this agreement.

3. In exchange for HP's payment of these severance and other benefits under the Transition Program and the Enhanced Severance Benefits described above, I completely release and forever discharge HP, its past, present and future successors, officers, directors, agents, and employees, from all claims, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) and causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which I may now have, or I ever had arising from or in any way connected with my employment relationship or the termination of my employment with HP. This release includes, but is not limited to, all "wrongful discharge" claims, all claims relating to any contracts of employment express or implied, any covenant of good faith and fair dealing express or implied, any tort of any nature, any federal, state, or municipal statute or ordinance, any claims for employment discrimination, including sexual harassment, any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, 42 U.S.C. Section 1981, the Worker Adjustment and Retraining Notification Act, and any other laws and regulations relating to employment, and any and all claims for attorney's fees


                                  Page 2 of 4


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                                                                      HP Private


and costs. I understand that this release does not apply to any claims arising under the ADEA after the effective date of this Agreement.

4. Other than those items of computer equipment which HP releases to me, I agree to return to HP all HP computers, peripherals, supplies, equipment, confidential and proprietary information and other property. I understand and agree that, as an express condition of receiving severance and other benefits under the Transition Program and this Agreement, I will not disclose to others, or take or use for my own purposes or for the purposes of others, any Information owned or controlled by HP or any of its subsidiary or affiliated companies. I agree that these restrictions shall also apply to all (i) Information in HP's possession belonging to third parties, and (ii) Information conceived, originated, discovered or developed, in whole or in part, by me while an employee of HP. As used herein, "Information" includes trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not my work product, in written, graphic, oral or other tangible or intangible forms, including but not limited to specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any Information that is not readily available to the public shall be considered to be a trade secret and confidential property, even if it is not specifically marked as such, unless HP advises me otherwise in writing. I also agree that I will not disparage HP in any way in response to any inquiry from the press, public media or any other third parties.

5. As a condition precedent to the receipt of any severance payments, I agree that for a period of twelve months immediately following the termination of my employment with HP, I will not: (i) render services for any organization or engage directly or indirectly in any business that, in the opinion of HP, competes with or is in conflict with the interests of HP; (ii) directly or indirectly, induce or attempt to influence any employee of HP to leave its employ. I agree that HP would suffer an irreparable injury if I were to breach the covenants contained in this paragraph and that HP would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction and I hereby stipulate to the entering of such injunctive relief prohibiting me from engaging in such conduct.

6. If I am a California resident, I expressly waive Section 1542 of the California Civil Code, which provides that "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor." If I am a resident of another state, I agree to waive the benefits of any statute similar in terms and effect to this provision.

7. I have not relied on any representations or statements not set forth in this Agreement with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement may be amended only in writing, signed by me and HP's General Counsel.

8. I understand that if I am aged 40 or older I have 21 days from the date I receive this Agreement to consider and sign this Agreement. If I am under age 40, I understand that I have 10 days from the date I receive this Agreement to


                                  Page 3 of 4


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                                                                      HP Private


consider and sign it. I also understand that if I am age 40 or older, I have seven days to revoke this Agreement after I sign it, and if I am under age 40, I have three days to revoke it. I understand that any such revocation must be in writing and must be received by HP's General Counsel no later than the last day of the applicable revocation period. The effective date of this Agreement is the day after the revocation period ends, I understand that I will not receive the benefits and privileges of this Agreement until the effective date.

9. This Agreement sets forth the entire agreement between me and HP concerning the termination of my employment and supercedes any other written or oral promises concerning the subject matter of this Agreement.

I HAVE BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH AN ATTORNEY OR ADVISOR OF MY CHOICE. I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL THE PROVISIONS OF THIS AGREEMENT AND I VOLUNTARILY AGREE TO IT.


                                            Hewlett-Packard Company


/s/ CAROLYN TICKNOR                         /s/ JAMES R. OTIENO
----------------------------------          ----------------------------------
Carolyn Ticknor                             By: James Otieno
                                            Director, Executive
                                            Compensation and Services

Date: 2-13-01                               Date: 2-13-01
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